Exhibit 99.(d)(2)(Y)(ii)

FIRST AMENDMENT TO

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is effective as of November 6, 2018, by and among American Beacon Funds, a Massachusetts Business Trust (the “Trust”), American Beacon Advisors, Inc., a Delaware corporation (the “Manager”), and GLG LLC, a Delaware Limited Liability Company (the “Adviser”);

WHEREAS, the Trust, the Manager and the Adviser entered into an Investment Advisory Agreement dated as of May 1, 2016 (the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.          Amendment to Agreement.

A.	Section 1(a) of the Agreement shall be amended by adding the following paragraph to the end thereof:

“The Adviser shall not delegate any of its rights, duties or obligations under this Agreement with respect to its discretionary investment and advisory functions without the prior written consent of the Manager and the Trust. Notwithstanding anything in this Agreement to the contrary, however, the Adviser may, at its own discretion, perform any or all of its duties, rights, powers, functions and obligations with respect to activities other than discretionary investment and advisory functions hereunder through one or more of its affiliates and their respective directors, officers and employees (each, an “Associate”) without the consent of the Manager or the Trust; provided that (i) the Adviser shall always remain responsible to the Manager and the Trust for the Adviser’s obligations under this Agreement, (ii) the Adviser shall be responsible for ensuring that each Associate complies with the terms of this Agreement, and (iii) the Adviser shall compensate its Associates out of the fees it receives hereunder.”

2.         Miscellaneous.

(a)       Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)       This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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GLG LLC

By:	/s/ Solomon Kuckelman
Name: Solomon Kuckelman
Title: Secretary

American Beacon Advisors, Inc.

By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President and Chief Operating Officer

American Beacon Funds

By:	/s/ Gene L. Needles, Jr.
Gene L. Needles, Jr.
President
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